Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Penford Corporation 2006 Long-term Incentive Plan of our reports dated November 9, 2005, with respect to the consolidated financial statements of Penford Corporation included in its Annual Report (Form 10-K) for the year ended August 31, 2005, Penford Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Penford Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado April 4, 2006